PAUL, HASTINGS, JANOFSKY & WALKER LLP
555 West Flower Street
Los Angeles, California 90071
(213) 683-6000

                                 July 28, 1998

Endowments
P.O. Box 7650
One Market, Steuart Town
San Francisco, California 94120

Ladies and Gentlemen:

  We have acted as counsel to Endowments, a Delaware business trust (the "Company"), in connection with the issuance of an indefinite number of units of beneficial interest ("Shares") of the Bond Portfolio and Growth and Income Portfolio series of Shares of the Company (each a "Fund") in a public offering pursuant to a Registration Statement on Form N-1A (Registration No 2-34371), as amended, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement").

  In our capacity as counsel for the Company, we have examined the Trust Instrument of the Company dated May 14, 1998, the bylaws of the Company, and originals or copies of actions of the Board of Trustees of the Company, as furnished to us by the Company, certificates of public officials, statutes and such other documents, records and certificates as we have deemed necessary for the purposes of this opinion.

  Based upon our examination as aforesaid, we are of the opinion that the Shares of each Fund are duly authorized and, when purchased and paid for as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

  We hereby consent to the filing of this opinion of counsel as an exhibit to the Registration Statement.

      Very truly yours,

    PAUL, HASTINGS, JANOFSKY & WALKER LLP